Exhibit 10.1

FORM OF DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

This Director and Officer Indemnification Agreement, dated as of                          ,      (this “Agreement”), is made by and between Reynolds American Inc., a North Carolina corporation (the “Company”), and                      (“Indemnitee”).

RECITALS:

A. Section 55-8-01 of the North Carolina Business Corporation Act (the “NCBCA”) provides that the business and affairs of a North Carolina corporation will be managed by or under the direction of its board of directors.

B. Pursuant to Section 55-8-41 of the NCBCA, significant authority with respect to the management of the Company has been delegated to the officers of the Company.

C. By virtue of the managerial prerogatives vested in the directors and officers of a North Carolina corporation, directors and officers have significant responsibilities and duties to the corporation and its shareholders.

D. It is critically important to the Company and its shareholders that the Company be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Company.

E. In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, North Carolina law authorizes (and in some instances requires) corporations to indemnify their directors, officers, employees and agents, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors, officers, employees and agents.

F. North Carolina law authorizes a corporation to, upon the meeting of certain conditions set forth in Section 55-8-53 of the NCBCA, pay in advance of the final disposition of certain actions, suits or proceedings the Expenses incurred by a director or officer in the defense thereof, and the Company intends that any such right to the advancement of Expenses shall be made separate and distinct from any right to indemnification and not be subject to the satisfaction of any standard of conduct or otherwise affected by the merits of any claims against the director or officer, subject to the requirement that such director or officer provide an undertaking in accordance with the terms of the NCBCA and this Agreement.

G. Indemnitee is a director and/or officer of the Company and possibly one or more of its subsidiaries and his or her willingness to serve in such capacity(ies) is predicated, in substantial part, upon the Company’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the State of North Carolina, and upon the terms set forth in this Agreement.

H. Therefore, in recognition of the need to provide Indemnitee with the maximum protection against personal liability allowed by applicable law (including Section 55-8-57 of the NCBCA), in order to procure Indemnitee’s commencement of service or continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company and/or one or more of its subsidiaries in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s articles of incorporation or bylaws (collectively, the “Constituent Documents”) or any change in the composition of the Company’s Board of Directors (the “Board”)), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses to Indemnitee as set forth in this Agreement and for the coverage or continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

I. In light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed to maximize the protections to be provided to Indemnitee hereunder.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

(b) “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act. The terms “Beneficial Owner” and “Beneficially Own” shall have corresponding meanings.

(c) “Board” has the meaning ascribed to such term in Recital H hereof.

(d) “Business Day” means any day other than Saturday, Sunday or a United States federal holiday.

(e) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by or at the behest of the Company or any other person or entity, including any federal, state or other court or governmental entity or agency and any committee or other representative of any corporate constituency, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding. For the avoidance of doubt, the Company intends indemnity to be provided hereunder in respect of acts or failure to act prior to, on or after the date hereof and to apply to any act or failure to act, or claim related thereto, in whole or in part prior to, on or after the date hereof.

(f) “Company” has the meaning ascribed to such term in the introductory paragraph hereof.

(g) “Constituent Documents” has the meaning ascribed to such term in Recital H hereof.

(h) “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of Voting Shares, through other voting rights, by contract or otherwise; provided, however that direct or indirect Beneficial Ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 30% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise will be deemed to constitute control for purposes of this definition.

(i) “Disinterested Director” means a director of the Company who is not and was not a party to, significantly involved in or otherwise implicated in the Claim in respect of which indemnification is sought by Indemnitee.

(j) “ERISA Losses” means any taxes, penalties or other liabilities under the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Expenses” means any and all reasonable fees, costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim, other than the fees, expenses and costs in respect of which the Company is expressly stated in Section 14 to have no obligation.

(m) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit (including any employee benefit plan or related trust), as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, including any Controlled Affiliate of the Company; (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence; or (iii) Indemnitee’s status as a current or former director, officer, employee, or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status; provided, however, that except for compulsory counterclaims, the term “Indemnifiable Claim” will not include any Claim initiated by Indemnitee against the Company, any director, officer or employee of the Company, or any other entity or enterprise referred to in clause (i) of this sentence, unless (A) the Disinterested Directors consented to the initiation of such Claim prior to its initiation; (B) the Disinterested Directors authorize the Company to join in such Claim; or (C) such Claim is initiated solely to enforce Indemnitee’s rights under this Agreement. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee will be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, partner, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, partner, trustee or agent of such entity or enterprise and (i) such entity or enterprise is or at the time of such service was a Controlled Affiliate; (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate; or (iii) the Company or a Controlled Affiliate directly or indirectly caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity. For the avoidance of doubt, “Indemnifiable Claim” shall include any Claim in which Indemnitee is involved as a witness by reason of Indemnitee’s status as a current or former director, officer, employee, member, manager, partner, trustee or agent of the Company or as a current or former director, officer, employee, member, manager, partner trustee or agent of any other entity or enterprise referred to in clause (i) of the first sentence of this definition.

(n) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

(o) “Indemnitee” has the meaning ascribed to such term in the introductory paragraph hereof.

(p) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent: (i) the Company (or any Subsidiary), a Controlled Affiliate or Indemnitee in any matter material to any such party; or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” will not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(q) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA Losses and amounts paid in settlement, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(r) “Notification Date” has the meaning ascribed to such term in Section 8(c) hereof.

(s) “Other Indemnity Provisions” has the meaning ascribed to such term in Section 10 hereof.

(t) “Standard of Conduct Determination” has the meaning ascribed to such term in Section 8(b) hereof.

(u) “Subsidiary” means an entity in which the Company directly or indirectly Beneficially Owns 50% or more of the outstanding Voting Shares.

(v) “Voting Shares” means, with respect to any corporation, limited liability company, partnership, trust or other entity or enterprise, securities entitled to vote generally in the election of directors (or similar governing bodies) of such corporation, limited liability company, partnership, trust or other entity or enterprise.

2. Indemnification Obligation. Subject to the terms and conditions of this Agreement, the Company will indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by the laws of the State of North Carolina in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that no repeal or amendment of any law of the State of North Carolina will in any way diminish or adversely affect the rights of Indemnitee pursuant to this Agreement in respect of any occurrence or matter arising prior to any such repeal or amendment; provided, further, Indemnitee will not be entitled to indemnification pursuant to this Agreement in connection with any Claim or any part thereof arising out of acts or omissions for which applicable law prohibits indemnification. For the purposes of clarity and not in limitation of the foregoing, as of the date hereof, it is intended that Indemnitee shall be provided under this Agreement the broadest indemnification authorized by the NCBCA (including, without limitation, Section 55-8-57).

3. Advancement of Expenses. Expenses incurred by Indemnitee in defense of any Indemnifiable Claim shall be paid by the Company in advance of the final disposition of such Indemnifiable Claim. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under this Agreement with respect to the Indemnifiable Claim or the absence of any prior determination to the contrary. Without limiting the generality or effect of the foregoing, within five Business Days after any request by Indemnitee (which request shall be accompanied by reasonable documentation evidencing the amount and nature of the Expenses claimed), the Company will, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee; (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses; or (c) reimburse Indemnitee for such Expenses (except in any instance where it has been previously determined that Indemnitee did not meet the applicable standard of conduct), in each case to the fullest extent permitted or required by the laws of the State of North Carolina in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required payment, advance or reimbursement of such Expenses; provided, however that Indemnitee will repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses incurred in defending such Indemnifiable Claim. In connection with, and as a condition to, any such payment, advancement or reimbursement, Indemnitee will execute and deliver to the Company an unsecured undertaking in the form attached hereto as Exhibit A (subject to Indemnitee filling in the blanks therein and selecting from among the bracketed alternatives therein), which will be accepted by the Company without reference to Indemnitee’s ability to repay the Expenses. In no event will Indemnitee’s right to the payment, advancement or reimbursement of Expenses pursuant to this Section 3 be conditioned upon any undertaking that is less favorable to Indemnitee than, or that is in addition to, the undertaking set forth in Exhibit A.

4. Indemnification for Additional Expenses; Interpretation, Defense and Enforcement. Without limiting the generality or effect of the foregoing, the Company will indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, will pay, within five Business Days of Indemnitee’s request (which request shall be accompanied by reasonable documentation evidencing the amount and nature of the Expenses claimed), in advance of or following a final disposition, any and all Expenses paid or incurred by Indemnitee in connection with an Indemnifiable Claim, in each case to the fullest extent permitted or required by the laws of the State of North Carolina in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required indemnification, reimbursement or advancement of such Expenses, for (a) indemnification or payment, advancement or reimbursement of Expenses by the Company under any provision of this Agreement relating to Indemnifiable Claims, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims; (b) indemnification or payment, advancement or reimbursement of Expenses by the Company relating to the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement (including, but not limited to, (i) any fees and expenses of legal counsel of Indemnitee’s choice retained to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense; and (ii) Expenses associated with making a Standard of Conduct Determination pursuant to this Agreement); and/or (c) recovery under any directors’ and officers’ liability insurance policies maintained by the Company regardless in each case of whether Indemnitee ultimately is determined to be entitled to such insurance recovery; provided, however, that Indemnitee will return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related; provided, further, that any payment, advancement or reimbursement of expenses by the Company prior to a final disposition of a Claim shall be conditioned upon the Company’s receipt of a written undertaking in accordance with the provisions of Section 3.

5. Contribution. To the fullest extent permissible under applicable law in effect on the date hereof or as such law may from time to time hereafter be amended to increase the scope of permitted or required indemnification, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the payment of any and all Indemnifiable Claims or Indemnifiable Losses, in such proportion as is fair and reasonable in light of all of the circumstances in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Indemnifiable Claim or Indemnifiable Loss; and/or (b) the relative fault of the Company (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s); provided that such contribution will not be made where it is determined, pursuant to a final disposition of such Indemnifiable Claim or Indemnifiable Loss in accordance with Section 8, that Indemnitee is not entitled to indemnification by the Company with respect to such Indemnifiable Claim or Indemnifiable Loss. The determination of the proportion to be contributed by the Company to Indemnitee shall be made in the same manner as a Standard of Conduct Determination pursuant to this Agreement. The Company will indemnify and hold harmless Indemnitee from any claim of contribution that may be brought by directors, officers, employees or other agents or representatives of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

6. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Company will nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. If there is any dispute between Indemnitee and the Company as to the portion of an Indemnifiable Loss that is eligible for indemnification, such determination shall be made in the same manner as a Standard of Conduct Determination pursuant to this Agreement.

7. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee will submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss, not later than 30 days after receipt by Indemnitee of notice or actual knowledge of such Indemnifiable Claim or Indemnifiable Loss, as applicable. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company will give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company will provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company; provided, however, that in no event shall notice or correspondence be provided by the Company if any attorney-client privilege or confidentiality obligation would be impaired or would prevent such disclosure. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss will not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

8. Determination of Right to Indemnification.

(a) To the extent that (i) Indemnitee is successful on the merits or otherwise in defense of any Indemnifiable Claim, including dismissal without prejudice; or (ii) the court orders indemnification in accordance with Section 55-8-54 of the NCBCA, Indemnitee will be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (or such portion thereof) in accordance with Section 2, and no Standard of Conduct Determination will be required with respect to such Indemnifiable Claim. Without limiting the generality or effect of the foregoing, any Claim that is settled in whole or in part or withdrawn will be deemed to be governed by this Section 8(a) (subject to the limitations set forth in Section 14 with respect to entry into settlements) unless the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement. If there is any dispute between Indemnitee and the Company as to whether Indemnitee has been “successful on the merits or otherwise” in accordance with this Section, such determination shall be made in the same manner as a Standard of Conduct Determination pursuant to this Agreement.

(b) To the extent that the provisions of Section 8(a) are inapplicable to an Indemnifiable Claim that has been finally disposed of, except as otherwise provided in this Agreement, Indemnitee’s right to indemnification against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim under this Agreement shall be subject to a determination that Indemnitee has satisfied the standard of conduct set forth in Section 55-8-57 of the NCBCA (as such standard may from time to time hereafter be amended to increase the scope of protection to Indemnitee), as the case may be (a “Standard of Conduct Determination”). The Standard of Conduct Determination will be made as follows (subject to the provisions of Section 9): (i) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board; (ii) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors; or (iii) if there are no such Disinterested Directors, if the Disinterested Directors so direct, or if Indemnitee so requests by providing a written request to the Company on or before the Notification Date (which written request shall specify the Independent Counsel selected by Indemnitee), by Independent Counsel, as approved by the Board (such approval not to be unreasonably withheld, delayed or conditioned), in a written opinion addressed to the Board, a copy of which will be delivered to Indemnitee; provided, however, that if at the time of any Standard of Conduct Determination Indemnitee is neither a director nor an officer of the Company, such Standard of Conduct Determination may be made by or in the manner specified by the Board or any duly authorized committee of the Board (unless Indemnitee requests that such Standard of Conduct Determination be made by Independent Counsel, in which case such Standard of Conduct Determination will be made by Independent Counsel). Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination without incurring any unreimbursed cost in connection therewith. The Company will indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, will reimburse Indemnitee for, or advance to Indemnitee, within five Business Days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.

(c) The Company will use commercially reasonable efforts to cause any Standard of Conduct Determination to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 8 to make the Standard of Conduct Determination do not make a determination within 30 days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”); and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel; and (ii) Indemnitee has fulfilled his or her obligations set forth in the third sentence of Section 8(b), then Indemnitee will be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time if the person or persons making such determination in good faith requires such additional time for obtaining or evaluating any documentation or information relating thereto and advises Indemnitee and the Company of such extension prior to the expiration of such initial 30-day period; provided that in no event shall such period be extended beyond the date that is 60 days after the Notification Date.

(d) If (i) Indemnitee is entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 8(a); or (ii) Indemnitee has been determined or deemed pursuant to Section 8(b) or (c) to have satisfied any applicable standard of conduct under North Carolina law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company will pay to Indemnitee, within five Business Days after the later of (A) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted; and (B) the earliest date on which the applicable criterion specified in clause (i) or (ii) above will have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

9. Presumption of Entitlement.

(a) In making a determination of whether Indemnitee has been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, the Company acknowledges that a resolution, disposition or outcome short of dismissal or final judgment, including outcomes that permit Indemnitee to avoid expense, delay, embarrassment, injury to reputation, distraction, disruption or uncertainty, may constitute such success. In the event that any Indemnifiable Claim or any portion thereof or issue or matter therein is resolved or disposed of in any manner (including any resolution or disposition thereof by means of judgment, order, settlement (with or without court approval, payment of money or other consideration) or conviction or upon a plea of nolo contendere or its equivalent): (i) unless such resolution or disposition is by adverse judgment, conviction or order against Indemnitee, it will be presumed that Indemnitee has been successful on the merits or otherwise in defense of such Indemnifiable Claim or portion thereof or issue or matter therein; and (ii) such resolution or disposition will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted, unless such Indemnifiable Claim or portion thereof has been resolved by a judgment, conviction or order that includes a specific holding that Indemnitee did not meet such applicable standard of conduct. The Company may overcome such presumptions only by its adducing clear and convincing evidence to the contrary.

(b) In making any Standard of Conduct Determination, the person or persons making such determination will presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. The knowledge and/or action, or failure to act, of any director, officer, employee, agent or representative of the Company (other than Indemnitee) will not be imputed to Indemnitee for purposes of any Standard of Conduct Determination. Any Standard of Conduct Determination that Indemnitee has satisfied the applicable standard of conduct will be final and binding in all respects, including with respect to any litigation or other action or proceeding initiated by Indemnitee to enforce his or her rights hereunder. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee solely and exclusively in the Superior Court of the State of North Carolina. The parties stipulate and agree that such dispute shall be designated by agreement of the parties as a “mandatory complex business case” pursuant to N.C.G.S. Section 7A-45.4 (as such statute may be amended from time to time) or, in the alternative, as a discretionary “complex business” case under Rule 2.1 of the North Carolina General Rules of Practice for the Superior and District Courts (as such rule may be amended from time to time), and both parties hereby irrevocably waive any objection to such dispute being so designated. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct will create a presumption that Indemnitee has not met any applicable standard of conduct. In any challenge to a Standard of Conduct Determination in the Superior Court of the State of North Carolina, Indemnitee shall be presumed to have satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary.

(c) Without limiting the generality or effect of Section 9(b), (i) to the extent that any Indemnifiable Claim relates to any entity or enterprise (other than the Company) referred to in clause (i) of the first sentence of the definition of “Indemnifiable Claim,” Indemnitee will be deemed to have satisfied the applicable standard of conduct unless Indemnitee acted in a manner Indemnitee knew or believed (at the time Indemnitee acted) to be clearly in conflict with the best interests of such entity or enterprise; and (ii) in all cases, any good-faith belief of Indemnitee that is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company in the course of their duties, or on the advice of legal counsel for the Company, the Board, any committee of the Board or any director, or on information or records given or reports made to the Company, the Board, any committee of the Board or any director by an independent certified public accountant or by an appraiser or other expert selected by or on behalf of the Company, the Board, any committee of the Board or any director will be deemed to be reasonable.

10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have against the Company under the Constituent Documents, or the substantive laws of North Carolina (or, with respect to any entity or enterprise other than the Company, of the jurisdiction of incorporation or formation of such entity or enterprise), any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder; and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. Except as required by applicable law, the Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision. Nothing herein will negatively affect any rights Indemnitee may have under any policy of insurance or any rights to indemnification from any third party.

11. Liability Insurance and Funding. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee is subject to any pending or possible Indemnifiable Claim, the Company will use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s (or its predecessor’s) current policies of directors’ and officers’ liability insurance. Upon request, the Company will provide Indemnitee or his or her counsel with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and will provide Indemnitee with a reasonable opportunity to review and comment on the same. In any event, the Company will not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (a) without the prior approval thereof by a majority vote of the Disinterested Directors, even if less than a quorum; or (b) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Disinterested Directors, without the prior written consent of Indemnitee. In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee will be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. The Company may, but will not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement. If requested by Indemnitee, the Company will use commercially reasonable efforts, at the Company’s expense (subject to any applicable requirement to provide a written undertaking pursuant to Sections 3 and 4 hereof), to enforce on behalf of and for the benefit of Indemnitee all rights (including rights to receive payment) that may exist under the applicable policies of insurance in relation to any Indemnifiable Claim or Indemnifiable Loss.

12. Subrogation. In the event of payment under this Agreement, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the first sentence of the definition of “Indemnifiable Claim”. Indemnitee will execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

13. No Duplication of Payments. The Company will not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received and is entitled to retain payment (net of any Expenses incurred in connection therewith and any repayment by Indemnitee made with respect thereto) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the first sentence of the definition of “Indemnifiable Claim”) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

14. Defense of Claims. Except for any Indemnifiable Claim asserted by or in the right of the Company (as to which Indemnitee will be entitled to exclusively control the defense), the Company will be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. The Company shall, as promptly as practicable upon receiving notice of such Indemnifiable Claim, provide written notification to Indemnitee stating whether the Company will be assuming or participating in the defense of such Indemnifiable Claim. The Company’s participation in the defense of any Indemnifiable Claim of which the Company has not assumed the defense will not in any manner affect the rights of Indemnitee under this Agreement, including Indemnitee’s right to control the defense of such Indemnifiable Claims. If the Company assumes the defense of any Indemnifiable Claim, the Company shall keep Indemnitee reasonably informed about the status of such Indemnifiable Claim and provide copies of all material documentation related thereto. With respect to the period (if any) commencing at the time at which the Company notifies Indemnitee that the Company has assumed the defense of any Indemnifiable Claim and continuing for so long as the Company will be using commercially reasonable efforts to provide an effective defense of such Indemnifiable Claim, the Company will have the right to control the defense of such Indemnifiable Claim and will have no obligation under this Agreement in respect of any attorneys’ or experts’ fees or expenses or any other costs or expenses paid or incurred by Indemnitee in connection with defending such Indemnifiable Claim (other than such costs and expenses paid or incurred by Indemnitee in connection with any cooperation in the Company’s defense of such Indemnifiable Claim or other action undertaken by Indemnitee at the request of the Company or with the consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed)); provided, however that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict; (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company; or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee will be entitled to retain and use the services of separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. Nothing in this Agreement will limit Indemnitee’s right to retain or use his or her own counsel at his or her own expense in connection with any Indemnifiable Claim; provided that in all events Indemnitee will not unreasonably interfere with the conduct of the defense by the Company of any Indemnifiable Claim that the Company will have assumed and of which the Company will be using its commercially reasonable efforts to provide an effective defense. The Company will not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. Notwithstanding the foregoing sentence, if at any time Indemnitee shall have requested that the Company reimburse Indemnitee for any Expenses to which Indemnitee is entitled under this Agreement, the Company shall be liable for any settlement of any proceeding effected without its prior written consent if (x) such settlement is entered into more than 60 days after receipt by the Company of such request; (y) the Company shall have received written notice of the terms of such settlement at least 10 days prior to such settlement being entered into; and (z) the Company shall not have reimbursed Indemnitee in accordance with such request prior to the date of such settlement. The Company will not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which Indemnitee is, or is reasonably likely to become, a party unless such settlement solely involves the payment of money, includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim and does not involve the admission of liability by Indemnitee with respect to any such claims. Neither the Company nor Indemnitee will unreasonably withhold, condition or delay its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

15. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

16. Notices. For all purposes of this Agreement, all communications, including notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five Business Days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one Business Day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company or, if Indemnitee is the General Counsel of the Company, to the attention of the President of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the sole and exclusive jurisdiction of the Superior Court of the State of North Carolina for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement will be brought only in the Superior Court of the State of North Carolina and waive all procedural objections to suit in that jurisdiction, including objections as to venue or inconvenience. The parties stipulate and agree that such action or proceeding shall be designated by agreement of the parties as a “mandatory complex business case” pursuant to N.C.G.S. Section 7A-45.4 (as such statute may be amended from time to time) or, in the alternative, as a discretionary “complex business” case under Rule 2.1 of the North Carolina General Rules of Practice for the Superior and District Courts (as such rule may be amended from time to time), and both parties hereby irrevocably waive any objection to such action or proceeding being so designated.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body declines to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto will take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal. This Agreement will replace and supersede that certain Director and Officer Indemnification Agreement dated as of [                    ], by and between the Company and Indemnitee.

19. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company (as approved by a majority of Disinterested Directors or, if no Disinterested Directors, by a majority of the Board). No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

20. Interest. Any amount due to Indemnitee under this Agreement that is not paid by the Company by the date on which it is due will accrue interest at the legal rate of interest set forth in N.C.G.S. Section 24-1 from the date on which such amount is due to the date on which such amount is paid to Indemnitee.

21. Claims Under Section 16(b). Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for expenses and payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 21 regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive the advancement of Expenses hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated such statute.

22. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (a) “it” or “its” or words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “ “Section” or “Exhibit” refer to the specified Section or Exhibit of or to this Agreement, (e) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed); and (f) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-Business Day, then such period or date will be extended until the immediately following Business Day.

23. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

REYNOLDS AMERICAN INC. 401 North Main Street Winston-Salem, North Carolina 27101

By:
Name:
Title:

[INDEMNITEE] [Address]

[Indemnitee]

EXHIBIT A

UNDERTAKING

This Undertaking is submitted pursuant to the Director and Officer Indemnification Agreement, dated as of                          ,      (the “Indemnification Agreement”), between Reynolds American Inc., a North Carolina corporation (the “Company”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.

The undersigned hereby requests [payment], [advancement], [reimbursement] by the Company of Expenses which the undersigned has incurred in connection with                      (the “Indemnifiable Claim”). The undersigned’s request is being made pursuant to Section [3, 4(a), 4(b), 4(c) or 11 – to be specified] of the Indemnification Agreement.

The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Company to or on behalf of the undersigned in response to the foregoing request unless it is ultimately determined, following the final disposition of the Indemnifiable Claim and in accordance with the Indemnification Agreement, that the undersigned is entitled to indemnification by the Company under the Indemnification Agreement with respect to the Indemnifiable Claim.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of this      day of                         ,             .

[Indemnitee]